Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Trinity Capital Inc. Long Term Incentive Plan and the Trinity Capital Inc. 2019 Non-Employee Director Restricted Stock Plan of Trinity Capital Inc. of our report dated March 4, 2021, with respect to the consolidated financial statements of Trinity Capital Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

September 14, 2021